Exhibit 4.1

Linde plc

3.375% €750,000,000 Unsecured Notes due 04 June 2030

Terms & Conditions

Issuer:	Linde plc, Ireland

Issuer LEI:	5299003QR1WT0EF88V51

Issuer Ratings:	A2 (stable) by Moody’s / A (stable) by S&P

Expected Issue Ratings:	A2 by Moody’s / A by S&P

Form of the Notes:	Bearer form; the Notes are issued as New Global Notes and are initially represented by a Temporary Global Note which is exchangeable for a Permanent Global Note

Status of the Notes:	Senior, unsecured

Currency:	Euro (“EUR” or “€”)

Notional Amount:	€750,000,000

Pricing Date:	28 May 2024

Settlement Date:	04 June 2024 (T+5)

Maturity Date:	04 June 2030

First Coupon Date:	04 June 2025

Term of Notes:	6 years

Spread over EUR-MS:	+55 bps

EUR-MS Rate (p.a.):	2.904%

Re-offer yield (p.a.):	3.454%

Coupon (p.a.):	3.375% per year

Issue / Re-offer Price:	99.578% of the Notional Amount

Redemption:	100%

Fees:	20bps of the Notional Amount (incl. 15bps base fee1 / 5bps discretionary fee2)

[1]	To be split between Active Bookrunners (18% each), Passive Bookrunners (15% each), Co-Managers Group A (2% each), Co-Managers Group B (1% each)
[2]	To be split equally between Active Bookrunners

All-in Price (net of fees):	99.378% of the Notional Amount

Net Proceeds:	€745,335,000

Benchmark Bund:	DBR 0 02/15/30

Benchmark Price:	86.56%

Re-offer spread vs. Benchmark:	+89.5 bps

Business Days:	TARGET

Interest Rate Provisions:	Act/Act (ICMA) Day Count Fraction, payable annually in arrears on 04 June each year

Business Day Convention:	Following, Unadjusted

Denominations:	EUR 100,000

Tax Call:	Applicable

Make-whole Call:	Applicable at the yield of the Benchmark Bund plus 15 bps

3 months Par Call:	Applicable

Change of Control Put:	Holder put at par upon a change of control

Clean-up Call:	Applicable (75%)

Documentation:	Under the Base Prospectus dated 8 May, 2024 of the Issuer’s Debt Issuance Programme (the “Base Prospectus”)

Use of Proceeds:	General corporate purposes

Governing Law:	German

Target Market (MIFID II and UK MiFIR product governance):	Manufacturer target market (MiFID II product governance and UK MiFIR product governance rules) is eligible counterparties and professional clients only (all distribution channels). No sales to retail in EEA or in the United Kingdom. No PRIIPs or UK PRIIPs key information document (KID) will be prepared

Listing:	EuroMTF of the Luxembourg Stock Exchange

Selling Restrictions:	As per the Base Prospectus dated 8 May, 2024

Clearing System:	Clearstream Banking Luxembourg / Euroclear

Security Codes:	ISIN: XS2834282142 / Common Code: 283428214

Settlement Bank:	J.P. Morgan

Calculation Agent:	The Calculation Agent shall be an independent bank of international standing or an independent financial adviser with relevant expertise, selected by the Issuer

Active Bookrunners:	HSBC, J.P. Morgan (B&D), Société Générale

Passive Bookrunners:	Bank of America, UniCredit

Co-managers Group A:	Bank of China, UBS, Banco Bilbao, Banco Santander, BNP Paribas, Standard Chartered

Co-managers Group B:	Commerzbank, Helaba, BayernLB, LBBW